UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014 (September 3, 2014)

Electronics For Imaging, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6750 Dumbarton Circle

Fremont, California 94555

(Address of Principal Executive Offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture

On September 9, 2014, in connection with the issuance by Electronics For Imaging, Inc., a Delaware corporation (the “Company”), of $345 million aggregate principal amount of the Company’s 0.75% Convertible Senior Notes due 2019 (the “Notes”), the Company entered into an indenture (the “Indenture”) with respect to the Notes with U.S. Bank National Association, as trustee (the “Trustee”). Under the Indenture, the Notes will be senior unsecured obligations of the Company and will pay interest semiannually at a rate of 0.75% per annum.

The Notes will be convertible at an initial conversion rate of 18.9667 shares per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $52.72 per share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a premium of approximately 22.5% to the $43.04 per share closing price of the Company’s common stock on September 3, 2014. Upon conversion of the Notes, holders will receive cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s election.

Prior to March 1, 2019, the Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes. Interest on the Notes will be payable semiannually in arrears at a rate of 0.75% per annum on March 1 and September 1 of each year, beginning on March 1, 2015. The Notes will mature on September 1, 2019, unless earlier repurchased or converted in accordance with their terms prior to such date.

The conversion rate is subject to customary anti-dilution adjustments, but will not be adjusted for any accrued and unpaid interest. Following certain corporate events described in the Indenture that occur prior to the maturity date, the conversion rate will be increased for a holder who elects to convert its Notes in connection with such corporate event in certain circumstances.

The Notes are not redeemable prior to maturity, and no sinking fund is provided for the Notes.

If the Company undergoes a “fundamental change,” as defined in the Indenture, subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their Notes. The fundamental change repurchase price will be 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest up to, but excluding, the fundamental change repurchase date.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Notes, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture (and the Form of Note included therein), which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Convertible Note Hedge Transactions and Warrant Transactions

On September 3, 2014, in connection with the pricing of the Notes and on September 4, 2014, in connection with the Initial Purchasers’ exercise of their option to purchase the Additional Notes, the Company entered into convertible note hedge transactions (“Hedge Transactions”) with certain option counterparties (the “Option Counterparties”). The Hedge Transactions include call options giving the Company the right to purchase, subject to customary anti-dilution adjustments, approximately 6.5 million shares of the Company’s common stock, which is equal to the number of shares of the Company’s common stock that will initially underlie the Notes, with a strike price of approximately $52.72. The Hedge Transactions are expected to reduce the potential dilution with respect to the Company’s common stock upon conversion of the Notes or offset any cash payment the Company is required to make in excess of the principal amount of converted Notes.

Separately, the Company also entered into privately negotiated warrant transactions with the Option Counterparties that give the Option Counterparties the right to purchase from the Company, subject to customary anti-dilution adjustments, approximately 6.5 million shares of the Company’s common stock, with a strike price of $68.8640 per share (the “Warrant Transactions”). The Warrant Transactions will have a dilutive effect with respect to the Company’s common stock to the extent that the market price per share of its common stock exceeds the strike price of the warrants on the expiration date of the warrants.

The Option Counterparties or their respective affiliates may enter into or unwind various over-the-counter derivatives and/or purchase or sell the Company’s common stock in open market and/or privately negotiated transactions prior to maturity of the Notes, including during any observation period for the settlement of conversions of Notes, which could adversely impact the price of the Company’s common stock and of the Notes, or upon any repurchase of Notes by the Company.

The above description of the Hedge Transactions and the Warrant Transactions is a summary only and is qualified in its entirety by reference to the forms of the Call Option Confirmation and the Warrant Confirmation executed by the Company and each Option Counterparty on September 3, 2014 and September 4, 2014, which are attached hereto as Exhibit 10.1 and 10.2, respectively and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

On September 3, 2014, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and Goldman, Sachs & Co. (together, the “Initial Purchasers”) with respect to the offer and sale of $345 million aggregate principal amount of the Notes (including $45 million principal amount of the Notes issued by the Company pursuant to the Initial Purchasers’ option to purchase additional Notes) for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act for resale to qualified institutional buyers pursuant to Rule 144A of the Securities Act. The Company does not intend to file a shelf registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes. The warrants were sold to the Option Counterparties in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act. Additional information pertaining to the Notes, the shares of common stock issuable upon conversion of the Notes, if any, and the warrants is contained in Item 1.01 of this report and is incorporated herein by reference.

Item 8.01.	Other Events.

The net proceeds from the sale of the Notes were approximately $336.4 million, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company. The Company used approximately $29.4 million of the net proceeds from the sale of the Notes to pay the cost of the privately negotiated Convertible Note Hedge Transactions described above (after such cost was partially offset by the proceeds to the Company from the sale of warrants pursuant to the Warrant Transactions described above). The Company used approximately $10.0 million of the net proceeds of the Notes to repurchase 232,342 shares of its common stock from purchasers of Notes in privately negotiated transactions effected through one of the Initial Purchasers or its affiliate, as the Company’s agent. The purchase price of the common stock repurchased in such transactions was equal to the closing price per share of the Company’s common stock on the date of the pricing of the offering, which was $43.04 per share. The Company expects to use the remainder of the net proceeds for general corporate purposes, including, but not limited to, additional repurchases of the Company’s common stock and potential acquisitions and strategic transactions. On September 4, 2014, the Company issued a press release announcing the pricing of the Notes offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture (including Form of Notes) with respect to the Company’s 0.75% Convertible Senior Notes due 2019, dated as of September 9, 2014, between the Company and U.S. Bank National Association, as trustee.

10.1	Form of Call Option Confirmation between the Company and each Option Counterparty.

10.2	Form of Warrant Confirmation between the Company and each Option Counterparty.

99.1	Press Release, dated September 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONICS FOR IMAGING, INC.

By:	/s/ David Reeder
Name: David Reeder
Title: Chief Financial Officer

Date: September 9, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture (including Form of Notes) with respect to the Company’s 0.75% Convertible Senior Notes due 2019, dated as of September 9, 2014, between the Company and U.S. Bank National Association, as trustee.

10.1	Form of Call Option Confirmation between the Company and each Option Counterparty.

10.2	Form of Warrant Confirmation between the Company and each Option Counterparty.

99.1	Press Release, dated September 4, 2014.